Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 23, 2009, relating to the consolidated financial statements of PolyMedix, Inc. appearing in the Annual Report on Form 10-K of PolyMedix, Inc. for the year ended December 31, 2008 and in the Prospectus included in the Registration Statement No. 333-160833.
/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 10, 2009